EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
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BRAEMAR HOTELS & RESORTS ANNOUNCES OPENING OF
THE MAPLE GROVE PRESIDENTIAL VILLA
AT BARDESSONO HOTEL & SPA

DALLAS, October 3, 2019 - Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar” or the “Company”) today announced the opening of The Maple Grove Presidential Villa at the Bardessono Hotel & Spa (“Bardessono”) in Yountville, CA. The new Presidential Villa, which is also available as three separate luxury suites, offers a grand respite for guests seeking secluded space with elite experiences. Each separate suite boasts a distinctive great room, stately king bedroom, spa bathrooms and courtyard.
The Villa’s natural décor is embellished with refined Napa Valley experiences, enhanced amenities and a personalized butler service to ensure a customized, cultural experience.
“The opening of The Maple Grove Presidential Villa enables us to provide guests with an unforgettable Napa Valley stay and illustrates our commitment and exclusive focus on the luxury segment,” commented Richard J. Stockton, Braemar’s President and Chief Executive Officer. “While our existing rooms and suites at Bardessono are incredibly spacious, the comfort and seclusion of our new Maple Grove Presidential Villa elevates our offering to make Bardessono Hotel & Spa the predominate luxury option in the Napa Valley region.”

The spacious Presidential Villa is available in its entirety, offering 3,705 square feet of space including three bedrooms at a published rate of $9,000 per night. The Villa is also available as three separate large one bedroom suites: the Flint Villa, the Jaspe Villa, and the Quartole Villa.
The Flint Villa occupies 1,175 square feet and provides guests with an array of amenities. It prominently features a beautiful private spa plunge pool, outdoor fire pit and living room fireplace. Guests can enjoy a dining room with comfortable seating for six and deluxe entertainment centers with 65-inch TVs ideally situated in the bedroom, living room and pool area. The Flint offers a spa bathroom and spacious king bedroom featuring electronic window treatments that can be operated from its bedside. The published nightly rate for this suite is $2,500.
Guests of the 1,120 square foot Jaspe Villa can indulge themselves at a private spa plunge pool or relax near its living room fireplace. To ensure an enjoyable in-villa dining experience, Jaspe’s dining area seats six. The Jaspe also offers a luxurious bedroom, with a king bed and electronic window treatments, a spa bathroom and a powder room. It boasts state-of-the-art entertainment centers with 65-inch TVs in the living room and pool area and a 49-inch retractable TV in the bedroom. The published nightly rate for this suite is $3,000.
The 1,410 square foot Quartole Villa offers ultimate comfort and secluded relaxation. Guests can unwind at a private spa plunge pool while enjoying various amenities including an outdoor fire pit, wine refrigerator and living room fireplace. The Quartole features dining room seating for eight as well as a spacious bedroom with king bed and electronic window treatments. It also features a spa bathroom and a powder room. This Villa’s entertainment amenities include 65-inch TVs in the bedroom, living room and pool area. The published nightly rate for this suite is $3,500.
The Bardessono Hotel & Spa is located approximately 60 miles north of San Francisco and enjoys a central location in the heart of the Napa Valley, widely acclaimed as the continent’s premier wine and culinary destination with over 450 wineries. Known as the “Culinary Capital of the Napa Valley,” Yountville boasts an array of restaurants by famed chefs, earning more Michelin stars per capita than any other place in North America. In addition to the valley’s traditional wine and dining attractions, the region is also known as a popular leisure destination for hiking, biking, golfing, shopping and festivals.

The Bardessono Hotel & Spa debuted in 2009, now offers 65 luxurious rooms and suites and was built and operated with a primary focus on green practices. The hotel is one of only two LEED Platinum certified hotels in California and one of only five LEED Platinum certified hotels in the U.S. The hotel offers exceptional amenities, including large, well-appointed guestrooms and suites with private patios/balconies, the acclaimed Lucy restaurant and bar, an on-site spa, fitness center and 6,065 square feet of indoor and outdoor meeting space. The property’s outdoor amenities are notable as well, including a rooftop resort-style pool, landscaping and water features, a vegetable garden, high-profile art sculptures and the availability of carbon fiber bicycles and Lexus Hybrid vehicles for guest use.
For more information, or to make reservations, please visit The Maple Grove Presidential Villa website at https://www.bardessono.com/the-villas.htm or contact 707-204-6000 to speak with one of the hotel’s team members.
Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
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Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Braemar’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Braemar’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.